Exhibit 99.1

PARSONS

THIRD QUARTER 2023

Earnings Press Release

Parsons* Third quarter 2022 earnings press release

Parsons Reports Strong Third Quarter 2023 Results

Q3 2023 Financial Highlights

▪
Record revenue of $1.4 billion increases 25% year-over-year
▪
Record organic revenue growth of 23% including over 20% organic growth in both segments for the second consecutive quarter
▪
Net income of $47 million increases 60%
▪
Adjusted EBITDA of $128 million increases 24% year-over-year
▪
Record cash flow from operations of $204 million; year-to-date cash flow increases 47% over prior year period
▪
Book-to-bill ratio of 1.0x on contract awards growth of 14%; trailing 12-month book-to-bill ratio of 1.2x
▪
Increasing 2023 guidance ranges for revenue, adjusted EBITDA, and cash flow from operations

Chantilly, VA – November 1, 2023 Parsons Corporation (NYSE: PSN) today announced financial results for the third quarter ended September 30, 2023.

CEO Commentary

“We delivered record quarterly results in total revenue, organic revenue growth, and operating cash flow, and reported strong net income and adjusted EBITDA. We also achieved over 20% organic growth in both segments for the second consecutive quarter, adjusted EBITDA growth of nearly 25%, a double-digit increase in contract awards, and over $200 million in quarterly cash flow for the first time in our company’s history.” said Carey Smith, chair, president, and chief executive officer. "In addition, we closed a strategic acquisition that strengthens our defensive cyber capabilities, at a time when accelerating and evolving cyber threats are driving increased customer spending, and we announced an additional accretive acquisition in our critical infrastructure portfolio this morning. I am very pleased with our team’s performance and their ability to capitalize on the tailwinds that are positively impacting both our Critical Infrastructure and Federal Solutions segments. As a result of our strong performance and the Sealing Technologies acquisition, we are raising our full-year revenue, adjusted EBITDA, and cash flow guidance ranges.”

Third Quarter 2023 Results

Year-over-Year Comparisons (Q3 2023 vs. Q3 2022)

Total revenue for the third quarter of 2023 increased by $284 million, or 25%, to $1.4 billion. This increase was primarily driven by organic growth of 23% due to the ramp-up of recent contract wins and growth on existing contracts, and inorganic revenue benefited from the company's SealingTech and IPKeys acquisitions. Operating income increased 30% to $83 million primarily due to organic growth and a high margin change order on an unconsolidated joint venture project. Net income increased 60% to $47 million. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.42 in the third quarter of 2023, compared to $0.27 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the third quarter of 2023 was $128 million, a 24% increase over the prior year period. The adjusted EBITDA increase was driven primarily by organic growth and a high margin change order on an unconsolidated joint venture project. Adjusted EBITDA margin was 9.0% in the third quarter of 2023, compared to 9.1% in the third quarter of 2022. The year-over-year margin decrease was primarily driven by higher projected incentive compensation costs as a result of the company's strong operating performance and growing employee base. Adjusted EPS was $0.69 in the third quarter of 2023, compared to $0.48 in the third quarter of 2022. The year-over-year adjusted EPS increase was driven by the adjusted EBITDA increases noted above.

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Segment Results

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q3 2023 vs. Q3 2022)

	Three Months Ended		Growth		Nine Months Ended		Growth
(in millions)	September 30, 2023	September 30, 2022	Dollars/ Percent	Percent	September 30, 2023	September 30, 2022	Dollars/ Percent	Percent
Revenue	$780	$620	$160	26%	$2,177	$1,650	$528	32%
Adjusted EBITDA	$65	$61	$4	7%	$207	$152	$56	37%
Adjusted EBITDA margin	8.3%	9.9%	-1.6%	-16%	9.5%	9.2%	0.3%	4%

Third quarter 2023 revenue increased $160 million, or 26%, compared to the prior year period due to organic growth of 23% and $18 million from the company's Sealing Technologies acquisition. Organic revenue growth was primarily driven by growth on new and existing contracts, offset by the wind-down of the previously disclosed Kwajalein Island contract.

Third quarter 2023 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $4 million, or 7% primarily due to growth on recent contract awards. Adjusted EBITDA margin decreased to 8.3% from 9.9% in the prior year period. This decrease was driven primarily by the timing of program milestones and completions, as well as higher projected incentive compensation costs as a result of the company's strong operating performance and growing employee base.

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q3 2023 vs. Q3 2022)

	Three Months Ended		Growth		Nine Months Ended		Growth
(in millions)	September 30, 2023	September 30, 2022	Dollars/ Percent	Percent	September 30, 2023	September 30, 2022	Dollars/ Percent	Percent
Revenue	$638	$514	$125	24%	$1,771	$1,443	$329	23%
Adjusted EBITDA	$63	$42	$21	51%	$129	$103	$27	26%
Adjusted EBITDA margin	9.8%	8.1%	1.7%	21%	7.3%	7.1%	0.2%	3%

Third quarter 2023 Critical Infrastructure revenue increased $125 million, or 24%, compared to the prior year period due to organic growth of 24% and the inorganic revenue contribution from the company's IPKeys acquisition. Organic revenue growth was driven by higher volume in both the Middle East and North America.

Third quarter 2023 adjusted EBITDA including noncontrolling interests increased by $21 million, or 51%, compared to the prior year period. Adjusted EBITDA margin increased to 9.8% from 8.1% in the prior year period. These increases were primarily driven by accretive organic growth and a high margin change order on an unconsolidated joint venture project that positively impacted equity in earnings.

Third Quarter 2023 Key Performance Indicators

▪
Book-to-bill ratio: 1.0x on net bookings of $1.4 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.2x on net bookings of $5.9 billion.
▪
Total backlog: $8.8 billion, up 7% from Q3 2022.
▪
Cash flow from operating activities: Third quarter 2023: $204 million compared to $123 million in the third quarter of 2022. For the nine months ended September 30, 2023, cash flow from operating activities increased 47% to $218 million, compared to $148 million in the prior year period.

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Significant Contract Wins

Parsons continues to win large strategic contracts in both the Federal Solutions and Critical Infrastructure segments. During the third quarter of 2023, the company won four single-award contracts worth more than $100 million each. For the first nine months of 2023, the company has been awarded 13 contracts worth more than $100 million each, compared to a total of 11 contracts for the full year 2022, which was a record.

▪
A $160 million contract by the Intelligence Community to develop hardware and software solutions that enable intelligence operations. This classified contract includes a one-year base period plus six one-year option periods and represents both new and re-compete work with a customer that Parsons has supported for over two decades. The company booked $70 million on this contract in the third quarter.
▪
A seven-year $150 million contract by the Southern Nevada Water Authority to enhance system reliability, increase water use efficiency, and improve community health. This contract represents both new and re-compete scope, and the company booked $47 million on this contract in the third quarter. Parsons is proud to have supported this critical customer for the past 30 years on more than 120 major projects.
▪
A five-year contract with an estimated value of $130 million on the NASA Repairs, Operations, Maintenance, and Engineering contract. As a subcontractor to a small business, Parsons will provide facilities construction management and engineering and technical services. This contract represents both new and re-compete scope, and the company plans to book approximately $30 million on this contract in the fourth quarter of 2023.
▪
Awarded scope of over $100 million for development of NEOM’s THE LINE, an infrastructure project in the Kingdom of Saudi Arabia. Parsons is proud to be supporting this giga-project which is a first-of-a-kind linear smart city driven by 100% renewable energy. Parsons is contributing on all five of Saudi Arabia’s giga-projects. The company booked the entire amount of this contract in the third quarter.
▪
Awarded two new contracts in the Indo-Pacific region totaling over $70 million supporting the United States Army Corps of Engineers. Parsons was awarded a new three-year, $44 million contract to provide the design-build of U.S. Army housing on Kwajalein Island. The company was also awarded a new task order for $27 million over five years to assess munitions, explosives, and material for hazardous removal and provide construction management for the Missile Defense Agency facilities on Guam. The company booked $54 million in total under these two contracts in the third quarter. Parsons has been awarded extensive work in INDOPACOM by leveraging its program and construction management; engineering and planning; and complex infrastructure expertise. Parsons is proud of its sustained regional presence and is focused on continuing to support its U.S. customers’ infrastructure needs and presence as part of the $9.1 billion Pacific Deterrence Initiative in the Department of Defense's fiscal year 2024 budget.

Additional Corporate Highlights

Parsons continues to build on its strong track record of acquiring strategic companies in high-growth markets that broaden its portfolio and customer footprint. During the quarter, the company won multiple awards for being a top employer for diversity and military veterans and was recognized as a top three global industry leader in four categories: Professional Services, Program Management, Construction Management and Program/Construction Management for Fee.

▪
During the third quarter, the company announced and closed its acquisition of Sealing Technologies in a transaction valued at approximately $200 million. SealingTech expands Parsons’ customer base across the Department of Defense and Intelligence Community, and further enhances the company’s capabilities in defensive cyber operations; integrated mission-solutions powered by artificial intelligence and machine learning; edge computing and edge access modernization; critical infrastructure protection; and secure data management.

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▪
After the third quarter ended, Parsons acquired Texas-based full-service consulting engineering firm I.S. Engineers for $11.5 million, which specializes in transportation engineering, including roads and highways, and program management. This acquisition transaction is consistent with the Parsons' strategy of completing accretive acquisitions of companies with revenue growth and adjusted EBITDA margins exceeding 10%, while adding critical infrastructure talent and bolstering the company’s portfolio in large and growing states. Texas is poised to receive nearly $30 billion in total transportation funding from the Infrastructure Investment and Jobs Act between 2022 and 2026.
▪
Recognized by STEM Workforce Diversity magazine for the eighth consecutive year as a top national STEM employer for minority groups, women, and people with disabilities working in science, technology, engineering, and math.
▪
Named to the “Best of the Best 2023 – Top Veteran-Friendly Companies” list by the U.S. Veterans Magazine. This award recognizes the top U.S. companies that are recruiting and providing a rewarding work culture for veterans, transitioning service members, disabled veterans and military spouses. This recognition is the latest in a string of accolades recognizing the company’s efforts for being a veteran-friendly company.
▪
Recognized by Engineering News-Record as one of the top three global companies in each of their 2023 rankings for Professional Services, Program Management, Construction Management and Program/Construction Management for Fee firms. These rankings reflect the company's worldwide reputation and ability to successfully win and perform infrastructure programs.

Fiscal Year 2023 Guidance

The company is increasing its fiscal year 2023 revenue, adjusted EBITDA, and cash flow from operations guidance ranges to reflect its strong third quarter operating performance, Sealing Technologies acquisition, and its outlook for the remainder of the year. The table below summarizes the company’s fiscal year 2023 guidance.

	Current Fiscal Year 2023 Guidance	Prior Fiscal Year 2023 Guidance
Revenue	$5.175 billion - $5.325 billion	$4.85 billion - $5.05 billion
Adjusted EBITDA including non-controlling interest	$440 million - $460 million	$410 million - $440 million
Cash Flow from Operating Activities	$300 million - $340 million	$280 million - $340 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and the impact of M&A, will preclude the company from providing, with reasonable certainty, net income guidance for fiscal year 2023.

Conference Call Information

Parsons will host a conference call today, November 1, 2023, at 8:00 a.m. ET to discuss the financial results for its third quarter 2023.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay of the conference call will be available on the company's website approximately two hours after the call concludes and will remain on the website for approximately one year.

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About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and intelligence, space and missile defense, transportation, environmental remediation, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2022, on Form 10-K, filed on February 17, 2023, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:

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Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue	$1,418,571	$1,134,370	$3,948,523	$3,092,160
Direct cost of contracts	1,124,305	872,423	3,109,713	2,388,095
Equity in (losses) earnings of unconsolidated joint ventures	10,262	(974)	4,497	10,237
Selling, general and administrative expenses	221,188	196,960	632,393	581,969
Operating income	83,340	64,013	210,914	132,333
Interest income	492	382	1,591	618
Interest expense	(8,612)	(6,323)	(22,369)	(14,786)
Other income (expense), net	(191)	(685)	1,666	(304)
Total other income (expense)	(8,311)	(6,626)	(19,112)	(14,472)
Income before income tax expense	75,029	57,387	191,802	117,861
Income tax expense	(15,218)	(13,792)	(41,944)	(27,643)
Net income including noncontrolling interests	59,811	43,595	149,858	90,218
Net income attributable to noncontrolling interests	(12,364)	(14,024)	(33,617)	(21,685)
Net income attributable to Parsons Corporation	$47,447	$29,571	$116,241	$68,533
Earnings per share:
Basic	$0.45	$0.29	$1.11	$0.66
Diluted	$0.42	$0.27	$1.03	$0.62

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Basic weighted average number of shares outstanding	104,971	103,608	104,894	103,684
Stock-based awards	1,178	918	1,020	747
Convertible senior notes	8,917	8,917	8,917	8,917
Diluted weighted average number of shares outstanding	115,066	113,444	114,832	113,348

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income attributable to Parsons Corporation	$47,447	$29,571	116,241	68,533
Convertible senior notes if-converted method interest adjustment	559	545	1,665	1,627
Diluted net income attributable to Parsons Corporation	$48,006	$30,116	117,906	70,160

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (including $100,478 and $53,193 Cash of consolidated joint ventures)	$205,406	$262,539
Accounts receivable, net (including $293,023 and $217,419 Accounts receivable of consolidated joint ventures, net)	906,741	717,345
Contract assets (including $12,622 and $11,313 Contract assets of consolidated joint ventures)	756,630	634,033
Prepaid expenses and other current assets (including $12,731 and $7,913 Prepaid expenses and other current assets of consolidated joint ventures)	146,764	105,866
Total current assets	2,015,541	1,719,783

Property and equipment, net (including $3,902 and $2,543 Property and equipment of consolidated joint ventures, net)	99,344	96,050
Right of use assets, operating leases (including $7,011 and $6,315 Right of use assets, operating leases of consolidated joint ventures)	158,400	155,090
Goodwill	1,797,330	1,661,850
Investments in and advances to unconsolidated joint ventures	164,858	107,425
Intangible assets, net	282,098	254,127
Deferred tax assets	148,512	137,709
Other noncurrent assets	66,905	66,108
Total assets	$4,732,988	$4,198,142

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $54,668 and $49,078 Accounts payable of consolidated joint ventures)	$266,345	$201,428
Accrued expenses and other current liabilities (including $147,808 and $102,417 Accrued expenses and other current liabilities of consolidated joint ventures)	771,912	630,193
Contract liabilities (including $72,168 and $40,654 Contract liabilities of consolidated joint ventures)	277,249	213,064
Short-term lease liabilities, operating leases (including $3,507 and $2,552 Short-term lease liabilities, operating leases of consolidated joint ventures)	56,930	59,144
Income taxes payable	21,657	4,290
Total current liabilities	1,394,093	1,108,119

Long-term employee incentives	19,199	17,375
Long-term debt	820,366	743,605
Long-term lease liabilities, operating leases (including $3,504 and $3,763 Long-term lease liabilities, operating leases of consolidated joint ventures)	119,281	111,417
Deferred tax liabilities	20,448	12,471
Other long-term liabilities	111,501	109,220
Total liabilities	2,484,888	2,102,207
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,317,493 and 146,132,016 shares issued; 45,136,147 and 40,960,845 public shares outstanding; 59,752,326 and 63,742,151 ESOP shares outstanding	146,318	146,132
Treasury stock, 41,429,020 shares at cost	(844,936)	(844,936)
Additional paid-in capital	2,729,206	2,717,134
Retained earnings	158,945	43,089
Accumulated other comprehensive loss	(16,797)	(17,849)
Total Parsons Corporation shareholders' equity	2,172,736	2,043,570
Noncontrolling interests	75,364	52,365
Total shareholders' equity	2,248,100	2,095,935
Total liabilities and shareholders' equity	$4,732,988	$4,198,142

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net income including noncontrolling interests	$149,858	$90,218
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	87,202	$90,668
Amortization of debt issue costs	2,124	$1,959
Loss (gain) on disposal of property and equipment	(27)	$(261)
Provision for doubtful accounts	91	$(3)
Deferred taxes	(8,205)	$(6,334)
Foreign currency transaction gains and losses	1,479	$3,502
Equity in losses (earnings) of unconsolidated joint ventures	(4,497)	$(10,237)
Return on investments in unconsolidated joint ventures	30,328	$25,626
Stock-based compensation	23,872	$14,991
Contributions of treasury stock	44,072	$41,980
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	(168,964)	$(90,913)
Contract assets	(120,414)	$(62,861)
Prepaid expenses and other assets	(40,470)	$8,772
Accounts payable	48,294	$(918)
Accrued expenses and other current liabilities	93,263	$20,220
Contract liabilities	61,503	$26,665
Income taxes	17,395	$1,160
Other long-term liabilities	662	$(5,866)
Net cash provided by operating activities	217,566	148,368
Cash flows from investing activities:
Capital expenditures	(30,877)	$(19,784)
Proceeds from sale of property and equipment	274	$573
Payments for acquisitions, net of cash acquired	(215,497)	$(379,272)
Investments in unconsolidated joint ventures	(81,598)	$(13,637)
Return of investments in unconsolidated joint ventures	72	$9,443
Proceeds from sales of investments in unconsolidated joint ventures	381	$-
Net cash used in investing activities	(327,245)	(402,677)
Cash flows from financing activities:
Proceeds from borrowings	511,500	$680,900
Repayments of borrowings	(436,500)	$(579,700)
Payments for debt costs and credit agreement	-	$(870)
Payments for acquired warrants	-	$(11,243)
Contributions by noncontrolling interests	1,537	$8,299
Distributions to noncontrolling interests	(12,156)	$(14,290)
Repurchases of common stock	(8,000)	$(19,500)
Taxes paid on vested stock	(6,941)	$(6,135)
Proceeds from issuance of common stock	2,940	$2,724
Net cash provided by financing activities	52,380	60,185
Effect of exchange rate changes	166	$(2,220)
Net decrease in cash, cash equivalents, and restricted cash	(57,133)	(196,344)
Cash, cash equivalents and restricted cash:
Beginning of year	262,539	$343,883
End of period	$205,406	$147,539

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Contract Awards

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Federal Solutions	$764,531	$685,599	$2,642,302	$1,535,041
Critical Infrastructure	670,398	572,657	2,106,018	1,631,982
Total Awards	$1,434,929	$1,258,256	$4,748,320	$3,167,023

Backlog

(in thousands)

	September 30, 2023	September 30, 2022
Federal Solutions:
Funded	$1,625,475	$1,448,615
Unfunded	3,565,223	3,656,421
Total Federal Solutions	5,190,698	5,105,036
Critical Infrastructure:
Funded	3,554,754	3,066,325
Unfunded	70,109	57,628
Total Critical Infrastructure	3,624,863	3,123,953
Total Backlog	$8,815,561	$8,228,989

Book-To-Bill Ratio1:

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Federal Solutions	1.0	1.1	1.2	0.9
Critical Infrastructure	1.1	1.1	1.2	1.1
Overall	1.0	1.1	1.2	1.0

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income attributable to Parsons Corporation	$47,447	$29,571	$116,241	$68,533
Interest expense, net	8,120	5,941	20,778	14,168
Income tax provision (benefit)	15,218	13,792	41,944	27,643
Depreciation and amortization (a)	30,154	29,578	87,202	90,668
Net income attributable to noncontrolling interests	12,364	14,024	33,617	21,685
Equity-based compensation	9,075	7,125	25,092	15,814
Transaction-related costs (b)	5,493	2,563	9,028	14,486
Restructuring (c)	-	-	546	213
Other (d)	(38)	93	2,082	1,139
Adjusted EBITDA	$127,833	$102,687	$336,530	$254,349

(a)
Depreciation and amortization for the three and nine months ended September 30, 2023, is $25.0 million and $73.4 million, respectively, in the Federal Solutions Segment and $5.2 million and $13.8 million, respectively, in the Critical Infrastructure Segment. Depreciation and amortization for the three and nine months ended September 30, 2022, is $25.3 million and $77.4 million, respectively, in the Federal Solutions Segment and $4.3 million and $13.3 million, respectively, in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Reflects costs associated with and related to our corporate restructuring initiatives.
(d)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three months ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$65,039	$61,004	$206,827	$151,287
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	89	107	259	273
Federal Solutions Adjusted EBITDA including noncontrolling interests	$65,128	$61,111	$207,086	$151,560

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	50,188	27,545	95,481	81,020
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	12,517	14,031	33,963	21,769
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$62,705	$41,576	$129,444	$102,789

Total Adjusted EBITDA including noncontrolling interests	$127,833	$102,687	$336,530	$254,349

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income attributable to Parsons Corporation	$47,447	$29,571	$116,241	$68,533
Acquisition related intangible asset amortization	18,800	19,071	54,926	58,875
Equity-based compensation	9,075	7,125	25,092	15,814
Transaction-related costs (a)	5,493	2,563	9,028	14,486
Restructuring (b)	-	-	546	213
Other (c)	(38)	93	2,082	1,139
Tax effect on adjustments	(7,883)	(8,361)	(22,958)	(23,887)
Adjusted net income attributable to Parsons Corporation	72,894	50,062	184,957	135,173
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	104,971	103,608	104,894	103,684
Weighted-average number of diluted shares outstanding (d)	106,149	104,526	105,915	104,431
Adjusted net income attributable to Parsons Corporation per basic share	$0.69	$0.48	$1.76	$1.30
Adjusted net income attributable to Parsons Corporation per diluted share	$0.69	$0.48	$1.75	$1.29

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Reflects costs associated with and related to our corporate restructuring initiatives.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(d)
Excludes dilutive effect of convertible senior notes due to bond hedge.

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